PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated March 30, 2007)	File No. 333-141697

$300,000,000

1.75% Convertible Senior Debentures due 2026

This prospectus supplement, or Supplement No. 6, supersedes and replaces the section entitled “Selling Securityholders” contained in the prospectus dated March 30, 2007, which accompanies this prospectus supplement, as supplemented by Prospectus Supplement No. 1, dated April 30, 2007, Prospectus Supplement No. 2, dated July 2, 2007, Prospectus Supplement No. 3, dated August 6, 2007, Prospectus Supplement No. 4, dated September 5, 2007, and Prospectus Supplement No. 5, dated September 26, 2007, relating to the potential sale from time to time by the selling securityholders identified in this Supplement No. 6 of up to $300,000,000 aggregate principal amount of our 1.75% Convertible Senior Debentures due 2026, or “Debentures,” the related guarantee issued by our subsidiary, WESCO Distribution, Inc., and our shares of common stock issuable upon conversion of the Debentures. The terms of the Debentures are set forth in the accompanying prospectus. This Supplement No. 6 is not complete without, and may not be delivered or utilized except in connection with, the accompanying prospectus dated March 30, 2007, including any amendments or further supplements thereto, except to the extent that the information in this Supplement No. 6 supersedes the information contained in the prospectus dated March 30, 2007 as supplemented by Prospectus Supplement No. 1, dated April 30, 2007, Prospectus Supplement No. 2, dated July 2, 2007, Prospectus Supplement No. 3, dated August 6, 2007, Prospectus Supplement No. 4, dated September 5, 2007, and Prospectus Supplement No. 5, dated September 26, 2007.

Investing in the Debentures or our common stock involves risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 3, 2007.

Page

Prospectus Supplement
Selling Securityholders	S-1

SELLING SECURITYHOLDERS

The Debentures were originally issued by us in an offering exempt from the registration requirements of the Securities Act of 1933 to initial purchasers who represented to us that they were qualified institutional buyers. Each initial purchaser and institution that purchased the Debentures from the initial purchaser and who has provided us with a completed questionnaire setting forth the information specified below, and that selling securityholder’s transferees, pledgees, donees and other successors, which we refer to collectively as the “selling securityholders,” may from time to time offer and sell pursuant to this prospectus supplement and the accompanying prospectus or any applicable prospectus supplement to the accompanying prospectus, any or all of the Debentures held by that selling securityholder, including the related guarantee, and common stock into which the Debentures are convertible.

The following table sets forth, to our knowledge, information as of October 2, 2007, with respect to the selling securityholders and the principal amounts of Debentures beneficially owned by each selling securityholder that may be offered under this prospectus supplement and the accompanying prospectus. This information is based on information provided by or on behalf of the selling securityholders pursuant to the questionnaires referred to above. No holder of the Debentures may sell the Debentures, including the related guarantee, or shares of common stock without furnishing to us a questionnaire setting forth the information specified below.

The selling securityholders may offer all, some or none of the Debentures or common stock into which the Debentures are convertible. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. No selling securityholder beneficially owns one percent or more of the Debentures or of our common stock, assuming conversion of the selling securityholders’ Debentures, and no selling securityholder has had any material relationship with us or our affiliates within the past three years, except as otherwise indicated in the table below.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the accompanying prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the Debentures, is subject to adjustment in the event of stock splits, stock dividends, reorganizations and similar events described in the accompanying prospectus.

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold(1)	(1)	Sold(1)(2)	(1)(3)

ACE Tempest Reinsurance Ltd(4)	$990,000	*	11,230	*
Allstate Insurance Company(5)	3,700,000	1.23%	41,971	*
CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust(6)	12,500,000	4.17%	141,796	*
Chrysler Corporation Master Retirement Trust(4)	4,445,000	1.48%	50,422	*
CNH CA Master Account, L.P.(7)	2,000,000	*	22,687	*
Columbia Convertible Securities Fund(8)	5,000,000	1.67%	56,718	*
Daimler Chrysler Corp Emp #1 Pension Plan, dated 4/1/89(9)	3,236,000	1.08%	36,708	*
DBAG London(10)	16,561,000	5.52%	187,863	*
Delta Air Lines Master Trust — CV(4)	670,000	*	7,600	*
Delta Pilots Disability & Survivorship Trust — CV(4)	540,000	*	6,125	*
Delaware Public Employees Retirement System(4)	2,500,000	*	28,359	*
Eton Park Fund, L.P.(11)	33,766,000	11.26%	383,031	*

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold(1)	(1)	Sold(1)(2)	(1)(3)

Eton Park Master Fund, LTD(11)	62,709,000	20.90%	711,352	1.58%
Family Service Life Insurance Co.(12)	100,000	*	1,134	*
Florida Power and Light Group Inc. Employee Pension Plan(9)	1,151,000	*	13,056	*
F. M. Kirby Foundation, Inc.(4)	680,000	*	7,713	*
Fore Convertible Master Fund, Ltd.(13)	100,000	*	1,134	*
Franklin and Marshall College(9)	76,000	*	862	*
GLG Global Convertible Fund(14)	6,000,000	2.00%	68,062	*
GLG Investments PLC — Subfund: GLG Global Convertible UCITS Fund(14)	12,000,000	4.00%	136,124	*
GLG Investments PLC — Subfund: GLG Global Convertible UCITS (Distributing) Fund(14)	250,000	*	2,835	*
GLG Market Neutral Fund(14)	5,500,000	1.83%	62,390	*
Guardian Life Insurance Company(12)	6,500,000	2.17%	73,734	*
Guardian Pension Trust(12)	400,000	*	4,537	*
Highbridge International LLC(15)	5,500,000	1.83%	62,390	*
Inflective Convertible Opportunity Fund I, LP(16)	800,000	*	9,074	*
Inflective Convertible Opportunity Fund I, LTD(16)	1,600,000	*	18,149	*
Institutional Benchmarks Series — Ivan Segregated Acct.(16)	600,000	*	6,806	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(4)	375,000	*	4,253	*
International Truck & Engine Corporation Retiree Health Benefit Trust(4)	225,000	*	2,552	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(4)	205,000	*	2,325	*
JMG Triton Offshore Fund, Ltd(17)	1,500,000	*	17,015	*
J.P. Morgan Securities Inc.(18)	200,000	*	2,268	*
KBC Financial Products USA Inc.(19)	5,000,000	1.67%	56,718	*
Lehman Brothers Inc.(20)	2,000,000	*	22,687	*
Lyxor/Inflective Convertible Opportunity Fund(16)	800,000	*	9,074	*
Mackay Shields LLC(21)	31,100,000	10.37%	352,789	*
McMahan Securities Co., L.P.(22)	1,000,000	*	11,343	*
Microsoft Capital Group, L.P.(4)	385,000	*	4,367	*
Morgan Stanley Convertible Securities Trust(23)	1,400,000	*	15,881	*
National Railroad Retirement Investment Trust(4)	2,040,000	*	23,141	*

			Maximum
	Principal		Number of
	Amount of	Percentage of	Shares of	Percentage of
	Debentures	Debentures	Common Stock	Common Stock
	That May be	Outstanding	That May be	Outstanding
Name of Selling Securityholder	Sold(1)	(1)	Sold(1)(2)	(1)(3)

OCM Convertible Trust(4)	1,165,000	*	13,215	*
OCM Global Convertible Securities Fund(4)	480,000	*	5,444	*
Partner Reinsurance Company Ltd.(4)	840,000	*	9,528	*
PBGC Maintenance(24)	178,000	*	2,019	*
Polygon Global Opportunities Master Fund(25)	2,000,000	*	22,687	*
Privilege Portfolio(26)	5,000,000	1.67%	56,718	*
Qwest Occupational Health Trust(4)	270,000	*	3,062	*
Qwest Pension Trust(4)	1,585,000	*	17,979	*
Rampart Enhanced Convertible Investors, LLC(9)	587,000	*	6,658	*
RBC Capital Markets(27)	4,000,000	1.33%	45,374	*
RMF Umbrella SICAV(28)	1,100,000	*	12,478	*
Road Carriers Local 707(29)	200,000	*	2,268	*
Royal Bank of Canada(30)	14,200,000	4.73%	161,080	*
S.A.C. Arbitrage Fund, LLC(31)	5,000,000	1.67%	56,718	*
Sandelman Partners Multi-Strategy Master Fund, Ltd.(32)	12,250,000	4.08%	138,960	*
Stark Master Fund Ltd.(33)	9,500,000	3.17%	107,765	*
Stonebridge Life Insurance(29)	780,000	*	8,848	*
SuttonBrook Capital Portfolio LP(34)	13,250,000	4.42%	150,304	*
The Travelers Indemnity Company(4)	1,870,000	*	21,212	*
Topaz Fund(35)	7,000,000	2.33%	79,405	*
Transamerica Life Insurance and Annuities Corp(29)	5,050,000	1.68%	57,285	*
Transamerica Occidental Life(29)	1,370,000	*	15,540	*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(4)	405,000	*	4,594	*
UnumProvident Corporation(4)	640,000	*	7,259	*
Vanguard Convertible Securities Fund, Inc.(4)	6,925,000	2.31%	78,555	*
Van Kampen Harbor Fund(36)	2,600,000	*	29,493	*
Vicis Capital Master Fund(37)	12,000,000	4.00%	136,124	*
Virginia Retirement System(4)	3,040,000	1.01%	34,484	*

Total(1)	$300,000,000	100%	3,403,110	7.13%

*	Less than 1%.

(1)	The maximum principal amount of Debentures, including the related guarantee, and underlying shares of common stock that may be sold by selling securityholders pursuant to this prospectus supplement and the accompanying prospectus may not exceed $300,000,000 and 3,403,110 shares of common stock issuable upon conversion of the Debentures. The sum of the principal amount of Debentures beneficially owned by selling securityholders that are included in this prospectus is more than $300,000,000 because certain of the selling securityholders may have transferred their Debentures in transactions exempt from the registration requirements of the Securities Act, or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result, we have received beneficial ownership information from additional selling securityholders with respect to the same Debentures or shares of underlying common stock. Accordingly, there also may be additional holders of Debentures who have not yet returned a questionnaire to us.

(2)	Assumes conversion of all of the selling securityholder’s Debentures at the initial conversion rate of 11.3437 shares of common stock per $1,000 principal amount of the Debentures. However, the conversion rate will be subject to adjustment as described under “Description of the Debentures — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(3)	Calculated based on 44,307,936 shares of common stock outstanding as of August 7, 2007. In calculating these percentages for each holder of Debentures, we also treated as outstanding that number of shares of common stock issuable upon conversion of the holder’s Debentures. However, we did not assume the conversion of any other securities held by a different holder.

(4)	Oaktree Capital Management LLC is the investment manager of the selling securityholder with respect to the securities being offered by the selling securityholder. Oaktree Capital Management, LLC does not own any equity interest in the selling securityholder but has voting and dispositive power over the securities being offered by the selling securityholder. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree Capital Management LLC and all employees and members of Oaktree Capital Management LLC disclaim beneficial ownership of the securities being offered hereby, except for their pecuniary interest therein.

(5)	The selling securityholder is a wholly owned subsidiary of The Allstate Corporation, an SEC-reporting company (NYSE: ALL). The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(6)	CALAMOS Advisors LLC is the investment advisor of the selling securityholder. Nick Calamos has sole control of CALAMOS Advisors LLC. As such, Mr. Calamos is the natural person who has voting and investment control of the securities being offered by the selling securityholder.

(7)	CNH Partners, LLC is Investment Advisor of the selling securityholder and has sole voting and dispositive power over the securities being offered by the selling securityholder. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(8)	Yanfang Yan and Edward Paik have voting power or investment power over the securities being offered by the selling securityholder.

(9)	Palisade Capital is the investment advisor for the securities being offered by the selling securityholder. Jack Feiler has voting authority over the securities being offered by the selling securityholder.

(10)	Patrick Corrigan, a registered investment advisor under the Investment Advisors Act of 1940, has investment or voting power with respect to the securities listed for the selling securityholder but disclaims beneficial ownership of such securities. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(11)	Eton Park Capital Management, L.P. is the investment manager for the selling securityholder. Eton Park Capital Management, L.L.C. is the general partner of Eton Park Capital Management, L.P. Eric Mindich is the managing member of Eton Park Capital Management, L.L.C. Eton Park Fund, L.P. has advised us that it separately beneficially owns 134,805 shares of our common stock.

(12)	John Murphy, Managing Director, Guardian Life Insurance Co., is the natural person who may exercise voting power and investment control over the securities being offered by the selling securityholder. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(13)	David Egglishaw holds voting and investment power for the selling securityholder.

(14)	GLG Partners LP is the investment manager of the selling securityholder and, as such, has voting and dispositive power over the securities being offered by the selling securityholder. The general partner of GLG Partners LP is GLG Partners Limited, and the shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc. GLG Partners LP and GLG Partners Limited and its shareholders disclaim beneficial ownership of these securities except for their pecuniary interest therein.

(15)	Highbridge Capital Management, LLC is the trading manager of the selling securityholder and exercises voting control and dispositive power over the securities being offered by the selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities being offered by the selling securityholder.

(16)	Inflective Asset Management, LLC is the ultimate controlling stockholder of the selling securityholder. Thomas J. Ray is the sole shareholder of Inflective Asset Management, LLC. As such, Mr. Ray is the natural person who has voting and investment control of the securities being offered by the selling securityholder.

(17)	Pacific Assets Management LLC is the investment manager for the selling securityholder and has voting and dispositive power over the securities being offered by the selling securityholder. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Assets Management, LLC are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Richter and Glaser have sole investment discretion over the selling securityholder’s portfolio holdings.

(18)	The selling securityholder is an SEC-reporting company. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” for required disclosure regarding the effect of classification as an underwriter. The selling securityholder was an initial purchaser in the private offering of Debentures completed in November 2006.

(19)	The selling securityholder is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding the effect of classification as an underwriter.

(20)	The selling securityholder is an SEC-reporting company. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding the effect of classification as an underwriter. The selling securityholder was the sole book-running manager for the private offering of Debentures completed in November 2006.

(21)	Edward Silverstein, a Managing Director of the selling securityholder, has voting and dispositive power over the securities being offered by the selling securityholder.

(22)	Ronald Fertig, Jay Glassman, Joseph Dwyer, D. Bruce McMahan, Norman Ziegler, Joe Castro, Pat Ransom and Alan Streiter have voting and dispositive power over the securities held by the selling securityholder. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding the effect of classification as an underwriter.

(23)	Morgan Stanley Investment Advisors Inc. is the Investment Advisor for the selling securityholder. Ellen Gold is the portfolio manager for Morgan Stanley Investment Advisors Inc. and has voting power and investment control over the securities being offered by the selling securityholder. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(24)	Chris Dialynas exercises voting and investment power over the securities being offered by the selling securityholder.

(25)	Polygon Investment Partners LLP and Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power over the securities held by the selling securityholder. Polygon Investment Partners LLP and Polygon Investment Partners LP, Polygon Investments Ltd., Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by the selling securityholder.

(26)	David Clott has voting and investment power over the securities being offered by the selling securityholder.

(27)	The selling securityholder is an affiliate of Royal Bank of Canada. Royal Bank of Canada is an SEC-reporting company. The selling securityholder has identified itself as a registered broker-dealer pursuant to Section 15 of the Exchange Act and is therefore deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities being offered. Please see “Plan of Distribution” in the accompanying prospectus for required disclosure regarding the effect of classification as an underwriter.

(28)	The selling securityholder is a self contained open ended investment fund founded under Luxembourg law. It has no management company or a single controlling shareholder. The selling securityholder issues shares of equal value and equal voting power and is controlled by all of its shareholders. Its board of directors is responsible for all investment decisions, for which trading decisions have been delegated to the advisor RMF Investment Management.

(29)	Kirk Kim and Peter Lopez have the power to direct the voting and disposition of the securities held by the selling securityholder. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(30)	The selling securityholder is an SEC-reporting company. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(31)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all investment and voting power with respect to the securities being offered by the selling securityholder. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Steven A. Cohen disclaim beneficial ownership of any of the securities being offered by the selling securityholder.

(32)	Sandelman Partners, LP is the investment manager of the selling securityholder and has sole voting control and sole investment control over the securities being offered by the selling securityholder. The general partner of Sandelman Partners, LP is Sandelman Partners GP, LLC. Jonathan Sandelman is the managing member of Sandelman Partners GP, LLC. Each of Sandelman Partners, LP, Sandelman Partners GP, LLC and Jonathan Sandelman disclaims beneficial ownership of the shares being offered by the selling securityholder, except to the extent of its or his pecuniary interest in such securities.

(33)	Michael A. Roth and Brian J. Stark exercise voting and investment control over the securities owned by the selling securityholder. Messrs. Roth and Stark each disclaims beneficial ownership of the securities held by the selling securityholder.

(34)	SuttonBrook Capital Management LP is the investment manager of the selling securityholder. John London and Steven M. Weinstein control SuttonBrook Capital Management LP and thus have the power to direct the voting and disposition of the securities being offered by the selling securityholder.

(35)	Robert Mark exercises voting and/or dispositive power with respect to the securities held by the selling securityholder. Topaz Fund is a registered investment company and a majority-owned subsidiary of SG American Securities, LLC, an SEC reporting company and a registered broker-dealer. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(36)	Van Kampen Asset Management, as investment adviser, has voting and investment power over the securities being offered by the selling securityholder. Van Kampen Asset Management is a subsidiary of Morgan Stanley & Co. Incorporated, a New York Stock Exchange-listed company. The selling securityholder has identified itself as an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act. The selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(37)	John Succo, Sky Lucas and Shad Stastney exercise voting or investment control over the securities being offered by the selling securityholder.

With respect to selling securityholders that have identified themselves as affiliates of broker-dealers, we believe that such entities acquired their Debentures or underlying common stock in the ordinary course of business and, at the time of the purchase of the Debentures or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the Debentures or underlying common stock. To the extent that we become aware that such entities did not acquire their Debentures or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which the accompanying prospectus is a part or a prospectus supplement to the accompanying prospectus, to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Debentures since the date as of which the information is presented in the above table. Because the selling securityholders may offer all or some of their Debentures or the underlying common stock from time to time, we cannot estimate the amount of the Debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” in the accompanying prospectus.